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                                                  Exhibit 99

Feb. 7, 1997 -       THE ST. PAUL ANNOUNCES SHARE
                     REPURCHASE, STOCK OWNERSHIP PLANS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) announced today that its board of directors has renewed management's authority to repurchase common stock of the company in 1997. In addition, the board has taken two actions to facilitate increased stock ownership by certain key executives.

     Under the stock purchase plan, management has authority to repurchase up to five percent of the common stock over the next twelve months. The company has repurchased stock in each of the past three years under similar authority: 1.4 million shares in 1996, 768,000 shares in 1995 and 860,000 shares in 1994.

     Regarding the stock ownership plans, the board made special one-time option grants to certain executives in December. The earliest date on which any of those options will become exercisable is December 2000, and they will expire in December 2001. Half of the options granted to each executive will become exercisable only if the 20-day average stock price reaches $100 per share. The other half becomes exercisable only if the 20-day average stock price reaches $110 per share.

     Also, the board will recommend shareholder approval of a leveraged stock purchase program for the same group of executives who receive the special option grants. This program, which will be effective upon approval, complements those option awards and provides for loans from the company to those executives for the purpose of their acquiring additional shares of St. Paul stock in the market. Those loans would be secured by the shares acquired.

     A complete description of these plans will be included in the company's proxy statement to be distributed in March to all shareholders.

     The St. Paul Companies is a group of companies providing property-liability insurance products and services worldwide.